CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated May 22, 2008, accompanying the financial statements of New Jersey Insured Municipals Income Trust, Series 162 (included in Van Kampen Unit Trusts, Municipal Series 633) as of January 31, 2008, and for the period from February 15, 2007 (date of deposit) through January 31, 2008 then ended and the financial highlights for the period from February 15, 2007 (date of deposit) through January 31, 2008, contained in this Post-Effective Amendment No. 1 to Form S-6 (File No. 333-139842) and Prospectus.

     We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                  GRANT THORNTON LLP

New York, New York
May 22, 2008